Exhibit 99.2
GORMAN — RUPP ANNOUNCES ACQUISITION
October 4, 2010 —The Gorman-Rupp Company (NYSE Amex: GRC) announces that it has completed its planned purchase of the business of National Pump Company, LLC as previously announced August 31, 2010.
National, founded in 1969, is headquartered in Glendale, Arizona. Its principal products are vertical turbine line shaft and submersible pumps as well as centrifugal pumps, high pressure booster pumps and packaged pump station systems. National’s specialty expertise is in designing, manufacturing and distributing deep-well vertical turbine pumps for industrial process water supply, agricultural irrigation supply and municipal water supply. Additionally it provides specialty pumps for petroleum, mining and OEM applications. National Pump had approximately $33 million in revenue during 2009 from sales of its products through its Arizona headquarters and five other operating locations in California, Florida, Georgia, Mississippi and Texas.
Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397
The Gorman-Rupp company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

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